Exhibit 99.1

February 18, 2020

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2019 Earnings

Fourth Quarter 2019 Highlights (Compared to Fourth Quarter 2018):

•	Net sales increased by 13% to $535.0 million

•	Organic Daily Sales increased by 8%

•	Gross profit increased 14% to $170.0 million; gross margin increased 50 basis points to 31.8%

•	Net income of $2.5 million compared to net loss of $2.1 million

•	Adjusted EBITDA increased 23% to $22.2 million; Adjusted EBITDA margin increased 30 basis points to 4.1%

•	Net cash provided by operating activities improved 82% to $66.4 million

•	Completed three acquisitions: Design Outdoor, Dirt Doctors, and Daniel Stone

Full Year 2019 Highlights (Compared to Full Year 2018):

•	Net sales increased by 12% to $2.36 billion

•	Organic Daily Sales increased by 5%

•	Gross profit increased 14% to $773.2 million; gross margin increased 70 basis points to 32.8%

•	Net income for the year increased 5% to $77.7 million

•	Adjusted EBITDA increased 14% to $201.1 million; Adjusted EBITDA margin increased 20 basis points to 8.5%

•	Net cash provided by operating activities improved 67% to $130.8 million

•	Completed 10 acquisitions during the year with approximately $100 million in trailing twelve months (“TTM”) net sales

Post-Quarter Highlights:

•	Completed the acquisitions of Wittkopf Landscape Supplies, Empire Supplies, and The Garden Dept. with approximately $35 million in combined TTM net sales

•	Announced the appointment of Shannon Versaggi as Chief Marketing Officer effective February 17, 2020

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended December 29, 2019 (“Fiscal 2019”).

“We finished strongly in the fourth quarter and delivered a solid year of performance and growth in 2019. I am proud of our team’s resiliency as we overcame unfavorable weather in the first half of the year and achieved mid-single digit Organic Daily Sales growth for the full year,” said Doug Black, SiteOne’s Chairman and CEO. “We also generated double digit net sales and Adjusted EBITDA growth while expanding our Adjusted EBITDA margin in 2019. With improved profitability and the aid of our supply chain initiatives, we were able to deliver excellent free cash flow to fund our acquisitions and lower our net debt to Adjusted EBITDA ratio to 2.6 times. Finally, our acquisition program continues at a steady pace with 10 acquisitions completed during 2019 and three more completed in the first two months of 2020. Given our robust M&A pipeline and current activity, we expect 2020 to be a good year for further acquisitions. Overall, we continue to execute our strategic initiatives while also building the foundation for SiteOne. With healthy underlying market trends, we are excited about our ability to deliver excellent results for all stakeholders in 2020 and beyond.”

Fourth Quarter 2019 Results

Net sales for the fourth quarter of Fiscal 2019 increased to $535.0 million, or 13%, compared to $474.6 million for the prior-year period. Organic Daily Sales increased 8% compared to the prior year period driven by strength in our landscaping products. Acquisitions contributed $25.3 million, or 5%, to net sales growth for the quarter.

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Gross profit increased to $170.0 million, or 14%, compared to $148.7 million for the prior-year period. Gross margin increased by 50 bps to 31.8% for the fourth quarter of Fiscal 2019. Gross margin during the quarter was positively impacted by supplier incentives and product mix.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of Fiscal 2019 increased to $166.8 million from $150.1 million in the same period last year. SG&A as a percent of net sales decreased to 31.2%, an improvement of 40 basis points compared to the same period last year due to strong organic sales growth and reduced impact from acquisitions.

Net income for the fourth quarter of Fiscal 2019 was $2.5 million, compared to a net loss of $2.1 million during the same period in the prior year. Net income was driven by higher sales and improved profitability.

Adjusted EBITDA increased 23% to $22.2 million for the fourth quarter of Fiscal 2019, compared to $18.1 million for the prior-year period. Adjusted EBITDA margin improved 30 basis points to 4.1%.

Full Year 2019 Results

Net sales for Fiscal 2019 increased to $2.36 billion, or 12%, compared to $2.11 billion for the fiscal year ended December 30, 2018 (“Fiscal 2018”). Organic Daily Sales increased 5% for Fiscal 2019 compared to Fiscal 2018. Organic growth was driven by good demand in our end markets and price increases in response to cost inflation. Acquisitions contributed $151.5 million, or 7% to net sales growth for Fiscal 2019.

Gross profit for Fiscal 2019 increased to $773.2 million, up 14% compared to $678.1 million for the prior year. Gross margin for the year improved by 70 basis points to 32.8% compared to 32.1% in Fiscal 2018. Gross margin benefited from acquisitions and opportunistic inventory purchases.

SG&A for the year increased to $654.3 million from $578.8 million in Fiscal 2018. SG&A as a percent of net sales increased to 27.8%, a 40 basis point increase compared to the prior year due to higher costs from acquisitions.

Our effective tax rate for Fiscal 2019 was 15.1% as compared to 1.7% for Fiscal 2018. We currently expect our 2020 effective tax rate will be between 26% and 27%, excluding discrete items such as excess tax benefits.

Net income for Fiscal 2019 was $77.7 million, compared to net income of $73.9 million for Fiscal 2018. The 5% increase in net income for the year was attributable to sales growth and improved profitability.

For the year, Adjusted EBITDA increased 14% to $201.1 million, compared to $176.0 million in Fiscal 2018. The Adjusted EBITDA margin improved 20 basis points to 8.5%, compared to Fiscal 2018.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of December 29, 2019, was $528.8 million compared to $555.6 million as of December 28, 2018. Net debt to Adjusted EBITDA for the last twelve months was 2.6 times compared to 3.2 times at year end 2018.

Outlook

“We expect the construction markets to reflect healthy new residential construction, solid repair and upgrade activity and potentially moderating new commercial construction,” Doug Black continued. “We expect steady demand in the maintenance end market. Organic sales growth should be further supported by our increased ability to gain market share partially offset by lower expected price inflation. In total, we would expect another year of mid-single digit Organic Daily Sales growth in 2020. Further, we expect good acquisition activity in 2020 along with a higher average revenue per acquired company, both supporting an increase in acquired TTM sales and EBITDA versus 2019. Lastly, we expect to make good progress improving our Adjusted EBITDA margin in 2020.”

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For 2020, we expect Adjusted EBITDA to be in the range of $213 million to $228 million, representing year-over-year growth of 6 - 13%. This guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2020 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 18, 2020, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13698737. The replay will be available until 11:59 p.m. (ET) on March 3, 2020.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2020 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions, including inflation; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

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Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

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SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	December 29, 2019	December 30, 2018
Assets
Current assets
Cash and cash equivalents	$19.0	$17.3
Accounts receivable, net of allowance for doubtful accounts of $8.3 and $5.9 for 2019 and 2018, respectively	283.4	285.3
Inventory, net	427.1	411.7
Income tax receivable	7.0	10.0
Prepaid expenses and other current assets	29.3	41.1
Total current assets	765.8	765.4

Property and equipment, net	104.9	88.4
Operating lease right-of-use assets, net	231.0	—
Goodwill	181.3	148.4
Intangible assets, net	150.6	155.6
Deferred tax assets	1.9	—
Other assets	7.8	10.7
Total assets	$1,443.3	$1,168.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$162.2	$184.6
Current portion of finance leases	6.7	5.2
Current portion of operating leases	48.6	—
Accrued compensation	39.7	42.1
Long-term debt, current portion	4.5	4.5
Accrued liabilities	49.1	46.0
Total current liabilities	310.8	282.4

Other long-term liabilities	13.2	14.0
Finance leases, less current portion	16.2	9.5
Operating leases, less current portion	186.3	—
Deferred tax liabilities	3.2	7.1
Long-term debt, less current portion	520.4	553.7
Total liabilities	1,050.1	866.7

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 41,591,727 and 40,910,992 shares issued, and 41,570,816 and 40,890,081 shares outstanding at December 29, 2019 and December 30, 2018, respectively	0.4	0.4
Additional paid-in capital	261.5	242.1
Retained earnings	137.8	60.1
Accumulated other comprehensive loss	(6.5)	(0.8)
Total stockholders’ equity	393.2	301.8
Total liabilities and stockholders’ equity	$1,443.3	$1,168.5

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter (1)		For the year (2)
	September 30, 2019 to	October 1, 2018 to	December 31, 2018 to	January 1, 2018 to
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net sales	$535.0	$474.6	$2,357.5	$2,112.3
Cost of goods sold	365.0	325.9	1,584.3	1,434.2
Gross profit	170.0	148.7	773.2	678.1

Selling, general and administrative expenses	166.8	150.1	654.3	578.8
Other income	1.2	2.0	6.0	8.0
Operating income	4.4	0.6	124.9	107.3

Interest and other non-operating expenses	7.5	8.3	33.4	32.1
Income (loss) before taxes	(3.1)	(7.7)	91.5	75.2
Income tax expense (benefit)	(5.6)	(5.6)	13.8	1.3
Net income (loss)	2.5	(2.1)	77.7	73.9

Net income (loss) per common share:
Basic	$0.06	$(0.05)	$1.89	$1.83
Diluted	$0.06	$(0.05)	$1.82	$1.73
Weighted average number of common shares outstanding:
Basic	41,499,989	40,869,879	41,218,843	40,488,196
Diluted	42,964,693	40,869,879	42,750,348	42,633,309

(1)	Unaudited.

(2)	Derived from audited financial statements.

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the year December 31, 2018 to December 29, 2019	For the year January 1, 2018 to December 30, 2018	For the year January 2, 2017 to December 31, 2017
Cash Flows from Operating Activities:
Net income	$77.7	$73.9	$54.6
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	25.1	21.5	17.6
Stock-based compensation	11.7	7.9	5.9
Amortization of software and intangible assets	34.4	30.8	25.5
Amortization of debt related costs	2.0	3.1	3.0
Loss on extinguishment of debt	0.4	0.7	0.1
(Gain) loss on sale of equipment	0.3	(0.4)	0.6
Deferred income taxes	(3.4)	(7.1)	(16.5)
Other	0.9	(0.6)	0.1
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	6.1	(43.4)	(40.5)
Inventory	(3.0)	(38.5)	(31.0)
Income tax receivable	3.0	(6.0)	(1.0)
Prepaid expenses and other assets	7.5	(8.9)	(12.2)
Accounts payable	(29.0)	40.4	7.1
Accrued expenses and other liabilities	(2.9)	4.7	3.0
Net Cash Provided By Operating Activities	$130.8	$78.1	$16.3

Cash Flows from Investing Activities:
Purchases of property and equipment	(19.5)	(14.9)	(14.5)
Purchases of intangible assets	(1.9)	(5.0)	(1.5)
Acquisitions, net of cash acquired	(71.5)	(147.7)	(82.9)
Proceeds from the sale of property and equipment	1.0	3.5	0.3
Net Cash Used In Investing Activities	$(91.9)	$(164.1)	$(98.6)

Cash Flows from Financing Activities:
Equity proceeds from common stock	8.4	6.7	2.7
Borrowings under term loan	—	447.4	649.5
Repayments under term loan	(4.5)	(350.3)	(598.3)
Borrowings on asset-based credit facility	273.7	406.0	386.4
Repayments on asset-based credit facility	(304.0)	(410.0)	(350.4)
Payments of debt issue costs	(0.9)	(2.4)	(2.2)
Payments on finance lease obligations	(6.5)	(6.2)	(5.1)
Payments of acquisition related contingent obligations	(3.0)	(4.0)	—
Other financing activities	(0.5)	(0.4)	(0.1)
Net Cash Provided By (Used In) Financing Activities	$(37.3)	$86.8	$82.5

Effect of exchange rate on cash	0.1	(0.2)	0.2
Net Change In Cash	1.7	0.6	0.4

Cash and cash equivalents:
Beginning	17.3	16.7	16.3
Ending	$19.0	$17.3	$16.7

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	30.3	26.2	23.9
Cash paid during the year for income taxes	16.0	14.5	35.9

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SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

(In millions, unaudited)

		2019 Fiscal Year					2018 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$77.7	$2.5	$34.6	$64.7	$(24.1)	$73.9	$(2.1)	$29.9	$63.1	$(17.0)
Income tax (benefit) expense	13.8	(5.6)	9.7	19.3	(9.6)	1.3	(5.6)	2.4	14.7	(10.2)
Interest expense, net	33.4	7.5	8.2	8.7	9.0	32.1	8.3	9.2	8.0	6.6
Depreciation & amortization	59.5	14.8	14.6	14.7	15.4	52.3	14.0	14.1	12.5	11.7
EBITDA	184.4	19.2	67.1	107.4	(9.3)	159.6	14.6	55.6	98.3	(8.9)
Stock-based compensation(a)	11.7	2.0	2.5	5.4	1.8	7.9	1.8	1.9	2.1	2.1
(Gain) loss on sale of assets(b)	0.3	0.1	0.1	—	0.1	(0.4)	(0.1)	(0.3)	0.1	(0.1)
Financing fees(c)	—	—	—	—	—	0.8	0.1	0.7	—	—
Acquisitions and other adjustments(d)	4.7	0.9	0.8	1.5	1.5	8.1	1.7	2.1	2.5	1.8
Adjusted EBITDA(e)	$201.1	$22.2	$70.5	$114.3	$(5.9)	$176.0	$18.1	$60.0	$103.0	$(5.1)

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

2019 Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

(In millions, except Selling Days; unaudited)

	2019 Fiscal Year					2018 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$2,357.5	$535.0	$652.8	$752.4	$417.3	$2,112.3	$474.6	$578.5	$687.8	$371.4
Organic sales(a)	2,077.1	469.3	570.4	660.1	377.3	1,983.4	434.2	535.1	653.2	360.9
Acquisition contribution(b)	280.4	65.7	82.4	92.3	40.0	128.9	40.4	43.4	34.6	10.5
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	$8.2	$7.7	$9.1	$10.3	$5.9	$7.9	$7.1	$8.5	$10.2	$5.6

(a)	Organic sales equals reported net sales less net sales from branches acquired in 2018 and 2019.
(b)	Represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2019 Fiscal Year. Includes net sales from branches acquired in 2018 and 2019.

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SiteOne Landscape Supply, Inc.

2020 Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

(In millions, except Selling Days; unaudited)

	2020 Fiscal Year					2019 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	—	—	—	—	—	$2,357.5	$535.0	$652.8	$752.4	$417.3
Organic sales(a)	—	—	—	—	—	2,292.9	513.6	630.8	735.5	413.0
Acquisition contribution(b)	—	—	—	—	—	64.6	21.4	22.0	16.9	4.3
Selling Days	256	65	63	64	64	252	61	63	64	64
Organic Daily Sales	—	—	—	—	—	$9.1	$8.4	$10.0	$11.5	$6.5

(a)	Organic sales equals reported net sales less net sales from branches acquired in 2019.
(b)	Represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2020 Fiscal Year. Includes net sales from branches acquired in 2019.

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